Exhibit 10.1
July 28, 2020

Ryan K. Woodley
Progressive Finance Holdings, LLC
256 W. Data Drive
Draper, Utah 84020

        Re: New Role Going Forward
Dear Ryan:
As we have discussed, the purpose of this letter agreement is to set forth our mutual agreement regarding the terms and conditions of your new role with Progressive Finance Holdings, LLC, its subsidiaries and related entities (“Progressive”). Please review this letter carefully and, if you are in agreement with the terms contained herein, please sign and return it to John Karr.
1. New Role and Term.
(a) You will resign from all offices of Progressive (including, but not limited to, the Chief Executive Officer position) effective as of July 30, 2020 (your “Resignation Date”).
(b) For a 12-month period beginning on July 31, 2020 you will be on garden leave (the “Garden Leave Period”) and during the Garden Leave Period you will provide such limited services to Progressive as it may reasonably request, provided that such services are limited to coaching, consulting and assisting in the onboarding of your replacement and assisting in any resolved, pending or future legal or regulatory matters involving Progressive. For the avoidance of doubt, during the Garden Leave Period, you shall not be considered an officer of Progressive and therefore shall have no control, operational, oversight or other policy-making functions. You will be reimbursed for all reasonable business expenses you incur during the Garden Leave Period in accordance with Progressive’s expense reimbursement policies. During the Garden Leave Period, you will not be discouraged or prohibited from seeking employment with, or being employed by, any other entity; provided, however, that any such employment, and your actions in connection therewith, are consistent with the restrictive covenants you have entered into in connection with this letter agreement and any other agreement between you and Progressive and/or its affiliates.
2. Compensation and Benefits.
(a) During the Garden Leave Period and subject to compliance with the terms of this letter, you will be paid at the rate of $200,000 annually in substantially equal regular periodic payments in accordance with Progressive’s regular payroll process, less all applicable withholdings and deductions.

Exhibit 10.1
(b) Your participation in Progressive’s benefits plans will continue during the Garden Leave Period in accordance with the terms of such plans. Participation in all benefit plans of Progressive will end on the last day of your employment in accordance with the terms of such plans.
(c) Your annual cash incentive award for 2020, if any, will be paid on a pro rata basis (based on your Resignation Date) as promptly as practicable after the Compensation Committee determines whether the applicable performance metrics were met for the full 2020 fiscal year, which typically occurs within 90-days of year-end.
(d) Schedule 1 attached hereto correctly sets forth all of your rights and interests, including the vested amounts, in the equity or equity-based awards previously granted to you under Progressive’s incentive plans. Such awards will be administered in accordance with their respective plan and award documents, provided, however, that (i) for purposes of such awards, you will be deemed to not have experienced a termination of employment any time prior to August 1, 2021, such that you shall vest in all awards that are scheduled to vest prior to such date, (ii) for purposes of all stock option award agreements, you will have the right to exercise vested options until October 1, 2021, and (iii) the amount of your March 6, 2020 performance-based award that you will be eligible to earn will be calculated pro rata (based on your Resignation Date) on the date the Compensation Committee determines whether the applicable performance metrics for calendar year 2020 were met (for such purpose, your award will be treated in the same manner as those held by members of the Progressive executive team with respect to determinations of achievement of applicable performance metrics). The timing of settlement of all awards subject to continued vesting under clause (i) of the preceding sentence shall be unchanged and shall continue to be governed by the applicable award agreements.
3. Indemnification Agreement and Other Agreements. This letter sets forth the entire agreement between you and Progressive pertaining to the subject matter hereof. This letter supersedes all prior agreements addressing severance or separation pay or benefits between you and Progressive, including your Severance and Change-in-Control Agreement dated February 27, 2019. For the avoidance of doubt, this letter does not abrogate, limit, supersede or otherwise impair any of the terms or conditions of your Indemnification Agreement, dated October 16, 2019, attached hereto as Exhibit A. Similarly, this letter does not abrogate, limit, supersede or otherwise impair any of Progressive’s rights or any of your post-employment obligations under any confidentiality, trade secrets, non-compete or other similar agreements.
4. General Release. Notwithstanding anything contained in this letter to the contrary, Progressive’s obligations hereunder are subject to the satisfaction of the following conditions: (a) you execute and deliver to Progressive no later than 21 calendar days after your Resignation Date and after the end of the Garden Leave Period the general release attached hereto as Exhibit B (the “Release Agreement”); (b) you do not revoke either of the Release Agreements within seven calendar days after their respective executions; and (c) each of the Release Agreements becomes effective and irrevocable in accordance with its terms.
5. Governing Law. This letter will be construed in accordance with the laws of the State of Utah without regard to choice or conflict of law principles. The language of all parts of

Exhibit 10.1
this letter will be construed as a whole, according to its fair meaning, and not strictly for or against either party.
6. No Reliance. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this letter.
7. Assignment. Your rights and benefits under this letter are personal to you and therefore (a) no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; and (b) you may not delegate your duties or obligations hereunder. This letter shall inure to the benefit of and be binding upon Progressive and its successors and assigns.
8. Counterparts. This letter may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
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Exhibit 10.1
        Ryan, I appreciate your loyal service leading Progressive and our many years of friendship. We wish you and your family all the best.

Sincerely,

AARON’S, INC.

/s/ John W. Robinson III
John W. Robinson III
President and Chief Executive Officer

AGREED TO:

/s/ Ryan K. Woodley_______________________
Ryan K. Woodley

Date: July 28, 2020________________

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